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EXHIBIT 5 - LEGAL OPINION

June 20, 1996

Board of Directors
CitNat Bancorp, Inc.
1 Monument Square
Urbana, OH  32078-2001

RE:  S-4 Registration Statement for Shares of Security Banc Corporation
         Common Stock

Gentlemen:

We have acted as counsel to Security Banc Corporation (the "Company") in connection with the preparation of its S-4 Registration Statement to be filed on or about June 27, 1996 with the Securities and Exchange Commission, for the purpose of registering shares of the Company to be issued to shareholders of CitNat Bancorp, Inc., pursuant to the terms and conditions of an Merger Agreement dated March 14, 1996 (the "Agreement"). In connection with the filing of the Registration Statement, we are providing this opinion as to the shares to be registered under the Securities Act of 1933 and issued in connection with the Agreement.

We are of the opinion that the shares of common stock of the Company are duly authorized, and when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

This opinion is intended solely for your use and other than its inclusion in the Registration Statement of the Company and referenced to it in the Prospectus issued in connection therewith, may not be quoted, circulated or copied without our express prior written consent.

Very truly yours,



/s/ Werner & Blank Co., LPA
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Werner & Blank Co., L.P.A.